                                                                    Exhibit 4
                                                                    ---------



                                                                July 13, 1994

 Cabot Corporation
 75 State Street
 Boston, MA 02109

 Attention: Mr. Robert Rothberg

 Ladies and Gentlemen:

      Reference is made to the Agreement of Merger dated as of March 24, 1994 (the "Merger Agreement"), among K N Energy, Inc. ("K N"), KNE Acquisition Corporation and American Oil and Gas Corporation ("AOG"), providing for the merger ( the "Merger") of KNE Acquisition Corporation with and into AOG and the conversion on the effective date thereof of each outstanding share of AOG Common Stock into 0.47 of one share of K N Common Stock. Capitalized terms not defined herein have the meanings attributed thereto in the Merger Agreement.

      Under the Warrant Agreement dated as of November 13, 1989, among AOG,
 Cabot Corporation ("Cabot") and Cabot Transmission Corporation ("CTC"), warrants to purchase shares of Common Stock of AOG (the "Warrants") are outstanding in your favor as set forth below:

                                            Exercise Price Per
          Number of Shares of               Share of AOG
          AOG Common Stock                  Common Stock
          -------------------               ------------------
              1,000,000                      $8.25

 The AOG Common Stock underlying the Warrants is also the subject of the Warrant Shares Registration Rights Agreement dated as of November 13, 1989 (the "Rights Agreement") among AOG, Cabot and CTC.

     Section 9 of your Warrant Agreement requires adjustment to the number and kind of shares covered by your Warrants and the exercise price thereof to reflect the number of shares of K N Common Stock that you would have received upon consummation of the Merger had your Warrants been exercised immediately prior to the Merger. As a result, K N hereby agrees that, from and after the Effective Time, your Warrants shall be exercisable for the purchase of K N
 Common Stock in the number of shares and at the exercise price set forth below:

                                            Exercise Price Per
          Number of Shares of               Share of K N
          K N Common Stock                  Common Stock
          -------------------               ------------------
              470,000                        $17.55

        In order to assume (i) your Warrants, and (ii) AOG's obligations under the Rights Agreement, more effectively and for other good and valuable consideration, the receipt of which is hereby acknowledged, K N hereby agrees with you that, from and after the Effective Time, K N shall be deemed to be the successor in interest to AOG under your Warrant Agreement and the Rights Agreement, the terms and provisions of your Warrant Agreement and Rights Agreement shall be binding on K N and for all purposes under the Warrant Agreement and the Rights Agreement:

     (i)         K N shall be deemed to be the Company;

     (ii) Common Stock or Registrable Common Stock (as that term is defined in the Rights Agreement) shall be deemed to be K N Common Stock, $5.00 par value; and

     (iii) Houston, Texas and Houston time shall be deemed to be Lakewood, Colorado and Colorado time;

provided, however, the reference to AOG's Stock Incentive Plan in clause (ii) of section 9(i) of your Warrant Agreement shall be deemed to include also K N's stock option plans for its employees or directors. You may exercise your rights under your Warrant Agreement and/or the Rights Agreement in the same manner and shall have the same rights under it as you had with AOG, except as otherwise provided in this letter. Upon your request, K N will issue you a new Warrant Certificate in your name reflecting the provisions of this letter.

        Except as set forth above, the terms and provisions of your Warrant Agreement and the Rights Agreement shall remain as they were prior to the Effective Time.

        The effectiveness of this agreement is conditioned upon the consummation of the Merger in accordance with the terms of the Merger Agreement, failing which this agreement shall be null and void.

        Please acknowledge your receipt of and agreement with this letter by signing and returning the enclosed copy.

                                         Very truly yours,

                                         K N ENERGY, INC.

                                         By: /s/ LARRY D. HALL
                                             -------------------
                                             Larry D. Hall
                                             President

 AGREED TO:
 CABOT CORPORATION

 By: /s/ SAMUEL W. BODMAN
     ---------------------------
     Samuel W. Bodman, Chairman
     and Chief Executive Officer



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